EXHIBIT 10.2

CREDIT AGREEMENT

This Credit Agreement is effective as of July 7, 2016 (the “Effective Date”) by and between CASTLE PINES CAPITAL LLC (“CPC”), a Delaware limited liability company having its chief executive office located at 116 Inverness Drive East, Suite 375, Englewood, Colorado 80112, and PCM, INC. (“Reseller”), a Delaware corporation, having its chief executive office located at 1940 E Mariposa Ave, El Segundo, CA 90245 (this “Credit Agreement”). Unless otherwise defined within this Credit Agreement, capitalized terms have the meaning set forth in Section 25, below.

1. Extensions of Credit. Subject to the terms of this Credit Agreement, together with the attached Financial Covenants Amendment to Credit Agreement (collectively, this “Agreement”), CPC has made a discretionary inventory line of credit (the “Inventory Line of Credit”) available to Reseller. The Inventory Line of Credit may be used to enable Reseller to purchase Inventory from CPC approved vendors (collectively, the “Vendors”). The Inventory Line of Credit is a discretionary line of credit and CPC has no obligation to make an Advance under such line of credit even if no Default has occurred under the terms of this Agreement. CPC may combine all of CPC’s advances to Reseller or on Reseller’s behalf together under this Credit Agreement or any other agreement between CPC and Reseller, together with all finance charges, fees and expenses related thereto, to make one debt owed by Reseller.

2. Financing Terms.

a.	Financed Inventory - General. Upon the terms and conditions set forth herein, CPC may finance:

Reseller’s purchases of Eligible Inventory from Vendors (“Financed Inventory”), for which payment shall be due on the Payment Due Date

If CPC agrees to finance an item of Financed Inventory, CPC will send Reseller a TS, identifying such Financed Inventory and if not otherwise provided herein, the interest rate applicable to such Financed Inventory.

CPC may withdraw any approval to finance Inventory at any time prior to Shipment.

b.	Discretionary Nature of the Inventory Line of Credit. This Agreement contains the terms and conditions upon which CPC presently expects to make Advances to Reseller in the future. Each Advance shall be in CPC’s sole discretion, and CPC does not need to show that an adverse change has occurred in the business operations or financial condition of Reseller, or show that any conditions of this Agreement have not been met, in order to refuse to make an Advance.

c.	Overlines. Reseller may request and CPC may be willing in its sole and absolute discretion to make Advances to Reseller in excess of the Inventory Line of Credit (each an “Overline” and collectively, the “Overlines”). The aggregate amount of permitted Overlines and the duration of time such Overlines may be available to Reseller shall be communicated to Reseller via a separate written communication from CPC, the terms of which shall be incorporated herein by reference.

3. Security Interest. Reseller hereby grants to CPC a security interest in all of the Collateral as security for all Indebtedness.

4. Representations and Warranties. Reseller represents and warrants to CPC on the date hereof, and shall be deemed to represent and warrant to CPC on each date on which an Advance is made to Reseller hereunder, that:

a.	Reseller (i) is in good standing in the State of Delaware, (ii) is qualified to transact business as a foreign organization, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except to the extent that the failure to qualify or maintain good standing would not reasonably be expected to have a material adverse effect on Reseller’s financial condition, results of operation or the business, or the rights of CPC in or to any of the Collateral, (iii) does not conduct business under any trade styles or trade name(s) except as listed in Exhibit A attached hereto, (iv) has all the necessary authority to enter into and perform this Agreement, and such agreement and performance will not violate Reseller’s Organizational Documents or any law, regulation or agreement binding upon it;

b.	Reseller (i) keeps its records respecting Accounts at its chief executive office, and (ii) maintains Collateral solely at Permitted Locations;

c.	this Agreement correctly sets forth (i) Reseller’s true legal name, (ii) the type of Reseller’s organization, and (iii) Reseller’s state of organization;

d.	all information supplied by Reseller in writing to CPC in connection with this Agreement, including all information within the Documents, regarding Accounts, financial, credit or accounting statements and application for credit, when taken as a whole, was true, correct and complete in all material respects on the date such information was dated or certified; all financial statements furnished to CPC in connection with such application or hereunder have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of Reseller as of the dates and for the periods indicated therein; Reseller has no material, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements; there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Reseller since the effective date of the most recent financial statements referred to in Section 7;

e.	all advances and other transactions hereunder are for lawful commercial purposes;

f.	Reseller has good title to all Collateral;

g.	Reseller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

h.	there are no actions or proceedings pending or, to Reseller’s actual knowledge, threatened against Reseller which, if adversely determined against the Reseller, would result in any material adverse change in the assets or business of Reseller or would impair the ability of Reseller to perform its obligations hereunder or CPC to enforce any Indebtedness or realize upon a material portion of the Collateral;

i.	Reseller has provided CPC with a copy of Reseller’s Organizational Documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, if applicable, and such other documents as CPC may reasonably request from time to time;

j.	none of the proceeds resulting from this Agreement will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of Reseller; and

k.	no event or circumstance has occurred which Reseller has not disclosed to CPC in writing and which has had or could reasonably be expected to have a material adverse effect on the business or assets of Reseller.

5. Covenants. From the date hereof and until the payment and performance in full of all of the Indebtedness, Reseller covenants with CPC that:

a.	Until sold as permitted by this Agreement, Reseller shall own all Financed Inventory and Accounts free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”) other than (i) Liens in favor of CPC, (ii) Liens in favor of other persons with respect to which CPC shall have first consented in writing and which Liens are subject to subordination agreements acceptable to CPC; (iii) Liens securing the Revolving Facility Debt, (iv) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Reseller maintains adequate reserves, provided the same have no priority over any of CPC’s security interests, (v) Liens arising from judgments, decrees or attachments arising from circumstances that do not constitute a Default hereunder, for which Reseller maintains adequate reserves and are inferior to any lien of CPC, (vi) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Reseller in accordance with GAAP, (vii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being reasonably contested and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Reseller, (viii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA, (ix) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, security bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (x) other Liens not described above arising in the ordinary course of business provided such Liens (1) are inferior to any lien of CPC and (2) would not and would not reasonably be expected to result in a (A) material adverse effect on the business, financial condition, results of operation or business of Reseller, (B) material impairment on the ability of Reseller to perform any of its obligations under this Agreement or any other Document or (C) material impairment of the enforceability of the rights of, or benefits available to, CPC under this Agreement (clauses (i) through (x) above, collectively, “Permitted Liens”).

b.	Reseller will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral; (3) permit CPC and its designees, upon reasonable advance notice, to inspect the Collateral during normal business hours and at any other time CPC deems desirable (provided, however, that upon a Default, CPC may inspect the Collateral at such times as CPC determines is necessary or desirable in its sole discretion and provided further that, absent a Default, no more than 3 such inspections per consecutive 12 months shall be at the cost and expense of Reseller); (4) keep complete and accurate records of its business, including inventory and sales, and permit CPC and its designees to inspect and copy such records upon request; (5) furnish CPC with such additional information regarding the Collateral and Reseller’s business and financial condition as CPC may from time to time reasonably request (including without limitation financial statements more frequently than as described in Section 7 below); (6) execute all documents CPC requests to perfect and maintain CPC’s security interest in the Collateral; (7) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (8) notify CPC of the commencement of any legal proceedings against Reseller; and (9) comply in all material respects with all applicable laws, rules and regulations.

c.	Intentionally omitted.

d.	Reseller will not: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for (i) sales of inventory at retail in the ordinary course of Reseller’s business, (ii) dispositions of obsolete property, (iii) dispositions to the extent that (x) such property is exchanged for credit against the purchase price of replacement property intended for use in the ordinary course of business, or (y) the proceeds of such disposition are promptly (not to exceed 180 days from disposition) applied to the purchase price of such replacement property, and (iv) dispositions not otherwise permitted under this clause (d) but which are permitted under the Revolving Loan Documents and provided that no Default exists or would result from such disposition and provided further such disposition would not and would not reasonably be expected to have or result in a (i) material adverse effect on the business, financial condition, results of operation or business of Reseller, (ii) material impairment on the ability of Reseller to perform any of its obligations under this Agreement or any other Document or (iii) material impairment of the enforceability of the rights of, or benefits available to, CPC under this Agreement, (2) sell Inventory to an affiliate, except on terms consistent with an arms-length transaction; (3) make any change in the principal nature of its business, (4) be a party to a merger, consolidation or acquisition wherein Reseller is not the surviving entity; (5) change its name or conduct business under a trade style or trade name other than those listed in Exhibit A without giving CPC at least 30 days’ prior written notice thereof; (6) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper without providing CPC with at least 30 days’ prior written notice thereto; (7) change the state in which it is organized (except upon giving CPC at least 30 days’ prior written notice thereof); (8) except for the security interest granted to the agent under the Revolving Loan Documents to secure the Revolving Facility Debt, grant a security interest to any third party in any Financed Inventory that is superior or pari passu with the security interest granted to CPC under this Agreement; (9) except for the security interest granted to the agent under the Revolving Loan Documents to secure the Revolving Facility Debt and other Permitted Liens, grant a security interest to any third party in any Accounts; or (10) store Financed Inventory with any third party, except in the ordinary course of business consistent with Reseller’s past practices.

e.	Reseller shall promptly notify CPC in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim which involves an amount in excess of $2,000,000 and relates to the Collateral or any other property which is security for the Indebtedness or which would result in any material adverse change in the Reseller’s business, properties, assets, goodwill or condition, financial or otherwise, and (ii) the occurrence of any Default or event which, with the passage of time or giving of notice or both, would constitute a Default.

f.	At the time of each advance of credit under the terms of this Agreement, each representation and warranty set forth in Section 4 above will be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such advance and after giving effect thereto, except to the extent related to an earlier date, in which case, such representations and warranties shall speak only of such earlier date.

g.	Reseller will execute and deliver to CPC such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as CPC may reasonably request) and do all such other things as CPC may deem necessary, appropriate or convenient (1) to assure CPC of the effectiveness and priority of its security interests, including such financing statements (including renewal statements), amendments and supplements or such other instruments as CPC may from time to time reasonably request in order to perfect and maintain the security interests in the Collateral in accordance with the UCC, (2) to consummate the transactions contemplated hereby and (3) to otherwise protect and assure CPC of its rights and interests hereunder. To that end, Reseller agrees that CPC may file one or more financing statements to perfect CPC’s security interests in the Collateral (which may describe the Collateral as “all assets”).

6. Insurance. Reseller will maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Reseller shall cause CPC to be named as a loss payee. All insurance proceeds received by CPC in respect of inventory which is damaged, lost or stolen may be retained by CPC, in its sole discretion, for application to the payment of any of the principal or interest on the Indebtedness then due and owing in respect of the inventory damaged, lost or stolen.

7. Financial Statements and Notices. Reseller will deliver to CPC :

a.	On or before the earlier of the 45th day after the end of each fiscal month or, for any fiscal month ending on the last day of a fiscal quarter, the date on which Reseller files its Form 10Q with the Securities and Exchange Commission for such fiscal quarter, monthly unaudited internally prepared consolidated and consolidating financial statements of Reseller and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholder’s equity) as of the end of and through such fiscal month, all in reasonable detail, which financial statements shall be prepared honestly and in good faith; provided that (i) if the average daily Excess Availability (as defined in, and as determined in accordance with Section 9.6(a) of, the Revolving Loan Agreement as in effect as of the date hereof or as amended or modified hereafter with the written consent of CPC) during any fiscal quarter is not less than the greater of $12,500,000 or 10% of the amount available to be borrowed pursuant to clause (a) of Section 2.1 of the Revolving Loan Agreement as in effect as of the date hereof (but in any event no more than 10% of the Maximum Credit as defined in the Revolving Loan Agreement as in effect as of the date hereof or as amended or modified hereafter with the written consent of CPC) and so long as no Default has occurred and is continuing, then during the immediately following fiscal quarter, such financial statements may be provided on a fiscal quarter basis on or before the earlier of the 45th day after the end of such fiscal quarter or the date on which Reseller files its Form 10Q with the Securities and Exchange Commission for such fiscal quarter and (ii) CPC shall request (and Reseller hereby authorizes CPC to request) copies of the foregoing financial statements from WFCF as agent under the Revolving Loan Documents and, to the extent CPC notifies Reseller in writing that CPC was able to obtain the same from WFCF (and Reseller hereby authorizes WFCF to deliver the same to CPC), Reseller shall not be required to separately deliver the same to CPC under this clause (a).

b.	within 90 days after the end of each fiscal year, audited consolidated and consolidating financial statements of Reseller and its Subsidiaries for such year (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholder’s equity), and the accompany notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Reseller and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting form selected by Reseller and reasonably acceptable to CPC, that such financial statements have been prepared in accordance with GAAP and present fairly the results of operations and financial condition of Reseller and its Subsidiaries as of the end of and for the fiscal year then ended; provided that CPC shall request (and Reseller hereby authorizes CPC to request) copies of the foregoing financial statements from WFCF as agent under the Revolving Loan Documents and, to the extent CPC notifies Reseller in writing that CPC was able to obtain the same from WFCF (and Reseller hereby authorizes WFCF to deliver the same to CPC), Reseller shall not be required to separately deliver the same to CPC under this clause (b);

c.	at CPC’s request, within 75 days after the close of each fiscal year, a copy of Reseller’s budgeted projections for the next succeeding fiscal year, in reasonable detail to the satisfaction of CPC in its discretion; provided that CPC shall request (and Reseller hereby authorizes CPC to request) copies of the foregoing projections from WFCF as agent under the Revolving Loan Documents and, to the extent CPC notifies Reseller in writing that CPC was able to obtain the same from WFCF (and Reseller hereby authorizes WFCF to deliver the same to CPC), Reseller shall not be required to separately deliver the same to CPC under this clause (c);

d.	at CPC’s request, to the extent CPC is unable to obtain the same from WFCF under the Revolving Loan Documents (including in the event the Revolving Facility Debt is repaid or financed), monthly Collateral Reports for and as of the immediately preceding month. Reseller irrevocably authorizes WFCF and each lender under the Revolving Loan Documents to deliver to CPC copies of such Collateral Reports upon request by CPC therefor;

e.	copies of any and all reports, examinations, notices, warnings and citations issued by any governmental or quasi-governmental (whether federal, state or local), unit, agency, body or entity, to the extent delivery or notice of the same is required under the Revolving Loan Documents;

f.	at CPC’s request, copies, or after the occurrence of a Default, originals of all orders, invoices, and similar agreements and documents; all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery of Inventory, the sale or disposition of which has resulted in Accounts;

g.	at CPC’s request, the originals of all Instruments, Chattel Paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts; in the same form as received and upon such request by CPC, immediately upon the receipt of each such document, with all necessary endorsements to enable CPC to enforce the same; and

h.	such other information as CPC from time to time reasonably requests.

8. Payment Terms. With respect to Financed Inventory, Reseller will immediately pay CPC the principal Indebtedness on the earliest occurrence of any of the following events: (a) on the Payment Due Date, and (b) immediately when the Inventory is lost, stolen or damaged (collectively, the “Loss Date”). All payments hereunder shall be made without setoff or counterclaim, prior to 11:00 a.m., Denver, Colorado time, on the Payment Due Date or the Loss Date, as applicable, in immediately available funds or by electronic data interchange (“EDI”) to the CPC Account or as otherwise agreed between the parties (the “Due Date”). For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Indebtedness on the Business Day, when before 11:00 a.m., good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means. Reseller acknowledges that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date. CPC may change the terms of any future financing and the date for repayment of future Indebtedness by giving Reseller written notice specifying such change. Any third party discount, rebate, bonus or credit granted to Reseller for any Inventory will not reduce the Indebtedness Reseller owes CPC until CPC has received payment therefor in cash. Reseller will: (A) pay CPC even if any Inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against CPC any claim or defense Reseller has against any third party; and (C) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any Inventory. Reseller waives all rights of setoff Reseller may have against CPC. CPC will have the continuing exclusive right to apply and reapply any and all payments received from Reseller or on Reseller’s behalf in such manner as CPC may deem advisable notwithstanding any entry by CPC upon its books and records. Notwithstanding anything in this Agreement to the contrary, CPC agrees that: (i) and the Payment Due Date set forth in any TS shall not be any earlier than it is required to be pursuant to the terms of the agreement between CPC and the applicable Vendor; and (ii) if CPC receives a notice from any Vendor that the terms of the agreement between such Vendor and CPC has changed such that the Payment Due Date of Reseller on any future TS will be revised to be earlier than on any prior TS, CPC shall provide Reseller with written notice of such change within one Business Day of CPC receiving such notice from such Vendor.

9. Calculation of Charges. The outstanding principal balance of the Indebtedness and any other obligations arising hereunder shall bear interest commencing on the day immediately succeeding any Due Date; each at the per annum rate of interest applicable under the Revolving Loan Agreement to non-contingent obligations thereunder in the event of a default thereunder or, if no such rate is provided, at the per annum rate equal to LIBOR Rate plus 5.75% (the “Default Rate”). Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest is due and payable monthly in arrears pursuant to the terms of the monthly billing statement from CPC. Upon the occurrence and during the continuance of a Default, interest shall accrue at the Default Rate and shall be payable upon demand. CPC intends to strictly conform to the usury laws. Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law. If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Reseller. In determining whether the interest paid or payable exceeds the highest lawful rate, Reseller and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of CPC, make it unlawful or impractical for CPC to determine or charge interest rates at the LIBOR Rate, thereafter interest shall accrue at the Base Rate plus 4.75%, and Reseller shall not be entitled to elect the LIBOR Rate until CPC determines that it would no longer be unlawful or impractical to do so. Anything to the contrary contained herein notwithstanding, CPC is not required actually to acquire Eurodollar deposits to fund or otherwise match fund any Indebtedness as to which interest accrues at the LIBOR Rate.

10. Monthly Interest Billing Statement. CPC agrees to send to Reseller a monthly interest billing statement. Reseller agrees to pay interest arising from Indebtedness monthly in arrears in accordance with the terms of such monthly interest billing statement and this Agreement.

11. Default. The occurrence of one or more of the following events shall constitute a default by Reseller (a “Default”): (a) Reseller shall fail to pay any Indebtedness comprising principal when due; (b) Reseller shall fail to pay any Indebtedness comprising interest, fees or other amounts within two Business Days when due; (c) any representation or warranty made to CPC by Reseller shall not be true in any material respect when made; (d) Reseller shall breach or fail to perform any covenant contained in this Agreement or the other Documents and such breach or failure shall continue for 30 days; provided, that, such 30 day period shall not apply in the case of (i) any failure to observe any such covenant which is not capable of being cured at all or within such 30 day period or which has been the subject of a prior failure within the preceding four month period, or (ii) any failure by Reseller to pursue a cure diligently and promptly during such 30 day period; (e) Reseller shall become insolvent or generally fail to pay its debts as they become due or shall cease to do business as a going concern; (f) Reseller shall make an assignment for the benefit of creditors, or commence a proceeding under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property, and in the case of any involuntary proceeding, such proceeding shall not be dismissed within 60 days (an “Automatic Default”); (g) an attachment, sale or seizure shall be issued or shall be executed against any assets of Reseller; (h) Reseller shall lose, or shall be in default of, any franchise, license or right to deal in any Financed Inventory and such loss or default shall not be cured within 30 days; (i) any default by Reseller relating to indebtedness for borrowed money or secured indebtedness owing to any Person other than CPC, in excess of $5,000,000 in the aggregate, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Reseller under any material contact, lease, license or other obligation to any person other than CPC which default continues for more than the applicable cure period, if any, with respect thereto, unless such defaults are being contested in good faith by appropriate proceedings diligently pursued; or (j) the indebtedness under the Revolving Loan Documents shall become due by acceleration by reason of a default.

12. Rights and Remedies Upon Default. Upon the occurrence of a Default, CPC shall have all rights and remedies of a secured party under the UCC and other applicable law as well as all the rights and remedies set forth in this Agreement. CPC may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Indebtedness immediately due and payable without notice or demand. Reseller waives notice of intent to accelerate, and of acceleration of Indebtedness. CPC may enter any premises of Reseller, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If CPC requests, Reseller shall cease disposition of and shall assemble the Collateral and make it available to CPC, at Reseller’s expense, at a convenient place or places designated by CPC. CPC may take possession of the Collateral or any part thereof on Reseller’s premises at Reseller’s expense, and store said Collateral upon Reseller’s premises pending sale or other disposition. Upon the voluntary surrender of the Collateral to CPC or upon foreclosure of the Collateral by CPC, Reseller agrees that the sale of Inventory by CPC to a person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Reseller waives any provision of such laws to that effect. Reseller agrees that the repurchase of Inventory by a Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition. Reseller shall be liable to CPC for any deficiency resulting from CPC’s disposition, including without limitation a repurchase by a Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof. Reseller is not a beneficiary of, and has no right to require CPC to enforce, any Repurchase Agreement. Any notice of a disposition shall be deemed reasonably and properly given if sent to Reseller at least 10 days before such disposition. All of CPC’s rights and remedies shall be cumulative. At CPC’s request, or without request in the event of an Automatic Default, Reseller shall pay all Vendor Credits to CPC as soon as the same are received for application to Indebtedness. Reseller authorizes CPC to collect Vendor Credits directly from Vendors and, upon request of CPC, shall instruct Vendors to pay CPC directly. Additionally, in the event of an Automatic Default, the obligations of CPC, if any, shall automatically terminate, all Indebtedness shall automatically become immediately due and payable and Reseller shall automatically be obligated to repay all of such Indebtedness in full, without presentment, demand, protect or notice or other requirements of any kind, all of which are expressly waived by Reseller. Reseller irrevocably waives any requirement that CPC retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. CPC’s election to extend or not extend credit to Reseller is solely at CPC’s discretion and does not depend on the absence or existence of a Default.

13. Power of Attorney. Reseller grants CPC an irrevocable power of attorney, as Reseller’s attorney-in-fact, to: (a) file financing statements naming CPC as “Secured Party”; (b) supply any omitted information and correct administrative errors in any documents between CPC and Reseller; and (c) do anything to protect and preserve the Collateral and CPC’s rights and interest therein (including, but not limited to the payment of any insurance, taxes, fees or other obligations which may impair CPC’s interest in the Collateral), which if CPC’s action require the expenditure of monies, such amounts shall (x) constitute additional Indebtedness under this Agreement, (y) have interest assessed same so long as unpaid at the Default Rate, and (z) be due and payable immediately in full. Upon the occurrence and continuation of a Default, Reseller grants CPC the additional power, as Reseller’s attorney-in-fact, to: (1) change the address for delivery of mail and open mail for Reseller in connection with any property of Reseller (2) endorse on Reseller’s behalf any checks; and (3) initiate and resolve any insurance claim pertaining to the Collateral. This power of attorney and any other powers of attorney granted herein or elsewhere by Reseller to CPC are irrevocable and coupled with an interest.

14. Costs, Expenses and Taxes. Reseller agrees to pay (a) all reasonable and documented fees and expenses of counsel to CPC in connection with the enforcement of the Documents and the Indebtedness, including, but not limited to reasonable attorney fees and costs incurred upon an Automatic Default, and (b) CPC’s standard wire transfer and check return fees, all as may be established and changed by CPC from time to time. Without limitation of and in addition to the foregoing, Reseller shall pay to CPC all reasonable audit fees in connection with audits of the books and records and properties of Reseller and such other matters as CPC shall deem appropriate in its reasonable credit judgment, plus all out-of-pocket expenses incurred by CPC in connection with such audits, whether such audits are conducted by employees of CPC or by third parties hired by CPC. Through execution of this Agreement, Reseller consents to such audits by CPC or third parties hired by CPC. Audit fees and reasonable out-of-pocket expenses equivalent to CPC’s actual cost shall be payable promptly upon demand therefor by CPC from time to time. In addition, Reseller shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold CPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. If any suit or proceeding arising from any of the foregoing is brought against CPC, Reseller, to the extent and in the manner directed by CPC, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by CPC. If Reseller shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Reseller contained in this Agreement shall be breached, CPC may, in its sole and absolute discretion, after 10 days written notice having been sent to Reseller, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; any and all amounts so expended by CPC shall be repayable to CPC by Reseller immediately upon CPC’s demand therefor, with interest at a rate equal to the highest interest rate set forth in this Agreement in effect from time to time during the period from and including the date funds are so expended by CPC to the date of repayment, and any such amounts due and owing CPC shall be deemed to be part of the Indebtedness secured hereunder. The obligations of Reseller under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Reseller under the Documents.

15. Information.

a.	Reseller hereby notifies Reseller that pursuant to the requirements of the Patriot Act, CPC may be required to obtain, verify and record information that identifies Reseller, which information includes the name and address of Reseller and other information that will allow CPC to identify each Reseller in accordance with the Patriot Act. In addition, if CPC is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (i) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Reseller, and (b) OFAC/PEP searches and customary individual background checks of Reseller’s senior management and key principals. Reseller agrees to cooperate with respect to the conduct of such searches and further agrees to reimburse and pay to CPC, promptly upon demand by CPC therefor, the reasonable costs and charges for such searches.

b.	CPC may provide to any Vendor information limited to transactional documentation such as invoices, credit and debits for the purpose of confirming orders, resolving questions and potentially avoiding disputes. CPC may also provide to any third party vendor, credit reference information regarding Reseller that CPC may possess.

c.	Subject to and without limiting clauses (a) and (b) above, CPC agrees that it will not disclose, without the prior consent of Reseller, confidential information with respect to Reseller or any of its Subsidiaries which is furnished pursuant to this Agreement and which is specifically designated as confidential in writing by Reseller; provided, that, CPC may disclose any such information (i) to its affiliates and its and their employees, auditors or counsel on a need-to-know basis, (ii) as has become generally available to the public without a breach of this Section 15, (iii) as may be required or appropriate in any report, statement or testimony submitted to or upon request of any Governmental Institution having or claiming to have jurisdiction over CPC, (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (v) in order to comply with any statute or regulation, and (vi) to any prospective or actual assignee or participant in connection with any contemplated transfer or participation pursuant to Section 18, provided, that, such assignee or participant has agreed in writing to the confidentiality of any such confidential information in accordance with the terms of this Section 15.

16. Reseller’s Claims Against Vendors. Reseller will not assert against CPC any claim or defense Reseller may have against Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses Reseller may have against Vendors shall not affect Reseller’s liabilities or obligations to CPC.

17. Terms and Termination. The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall be for a period of one (1) year from the date hereof (the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated or at the end of any subsequent annual anniversary of the Termination Date by the Reseller upon at least 90 days prior written notice; and (b) CPC may terminate this Agreement (i) immediately upon a Default, or (ii) at any time by at least 60 days prior written notice by CPC to Reseller, however where Reseller requests further time be provided within the 60 day notice period CPC may agree to an extension of 30 more days. Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand. Upon any termination, Reseller shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC’s rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Reseller are performed.

18. Binding Effect.

a.	Reseller shall not assign its interest in this Agreement without CPC’s prior written consent. CPC may (i) without the consent of Reseller, assign all or a portion of its rights and obligations under this Agreement to its parent company and/or any affiliate of CPC which is at least fifty (50%) percent owned by CPC or its parent company or (ii) assign all of such rights and obligations under this Agreement to one or more Eligible Transferees; provided, that, with respect to assignments under clause (ii) to an Eligible Transferee who is not a bank, CPC shall receive a representation in writing by such Eligible Transferee that either (A) no part of its acquisition of its Advances is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Reseller and provision by Reseller of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Advances does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60”), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

b.	CPC may sell participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement provided, that, (i) CPC’s obligations under this Agreement shall remain unchanged, (ii) CPC shall remain solely responsible to the other parties hereto for the performance of such obligations, and Reseller shall continue to deal solely and directly with CPC in connection with CPC’s rights and obligations under this Agreement, (iii) the Participant shall not have any rights under this Agreement (the Participant’s rights against CPC in respect of such participation to be those set forth in the agreement executed by CPC in favor of the Participant relating thereto) and all amounts payable by Reseller hereunder shall be determined as if CPC had not sold such participation, (iv) so long as no Default is ongoing, any sale to a (A) hedge fund or (B) proposed Participant that is a direct competitor of Reseller shall require the prior written consent of Reseller (which shall not be unreasonably withheld, conditioned or delayed and such approval shall be deemed given by Reseller if no objection from Reseller is received within five (5) Business Days after written notice of such proposed participation has been provided by CPC), and (v) if such Participant is not a bank, such Participant shall represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Reseller and provision by Reseller of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant.

c.	This Agreement will protect and bind CPC’s and Reseller’s respective heirs, representatives, successors and assigns, as the case may be.

19. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Reseller, at 1940 E Mariposa Ave, El Segundo, CA 90245, Attention: Brandon H. LaVerne; and (b) to CPC, at 116 Inverness Drive East, Suite 375, Englewood, CO 80112, Attention: Portfolio Control, or such other address as the parties may hereafter specify in writing.

20. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

21. Receipt of Agreement. Reseller acknowledges that it has received a true and complete copy of this Agreement. Reseller has read and understands this Agreement. Notwithstanding anything herein to the contrary, CPC may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any TS, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, each of which will be deemed an original, and the best evidence thereof for all purposes.

22. Miscellaneous. Time is of the essence regarding the performance of CPC’s and Reseller’s respective obligations under this Agreement. Reseller’s liability to CPC is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. CPC may refrain from or postpone enforcement of this Agreement or any other agreements between CPC and Reseller without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. This Agreement may be validly executed and delivered by electronic transmission and in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement.

23. Limitation of Damages. CPC and Reseller agree that if there is any dispute relating to or arising out of or otherwise relating in any respect to this Agreement, any Collateral, any transactions or events described herein or contemplated hereby or otherwise occurring, or any party’s actions or inactions in connection with any of the foregoing, the aggrieved party shall not be entitled to exemplary or punitive or consequential damages.

24. Amendments. References in this Agreement to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document. All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes.

25. Definitions. Terms defined in this Agreement in the singular are to have a corresponding meaning when used in the plural and vice versa. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

AAA has the meaning set forth in Section 31.

Account has the meaning set forth in the UCC.

Advance means the financing of an item of Financed Inventory.

Authorized Employee has the meaning set forth in Section 30.

Automatic Default has the meaning set forth in Section 11.

Base Rate means, for any day, a rate per annum equal to the greater of (a) the Prime Rate or, (b) the Federal Funds Rate plus 1/2%. Any change in the Base Rate due to a change in the Prime Rate, shall be effective from and including the effective date of such change in the Prime Rate.

Business Day means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

Collateral means all personal property of Reseller, whether such property or Reseller’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including by way of example and not of limitation, all Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, documents (including but not limited to Documents as defined in this Agreement), Equipment, General Intangibles (including, without limitation, Payment Intangibles, Software, tax refunds, licenses and intellectual property, in each case, regardless of whether characterized as general intangibles under the UCC), Goods, Instruments (including, without limitation, Promissory Notes and Vendor Credits), Inventory, Investment Property, Letter-of-Credit Rights and Supporting Obligations; and all Products and Proceeds of the foregoing. As used herein and correspondingly wherever used in this Agreement, capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in Article 9 of the UCC.

Collateral Reports means reports prepared by Reseller at the request of CPC detailing, if requested by CPC, (a) aging and reconciliation of Accounts, (b) aging and reconciliation of accounts payable, (c) Inventory by location, components and value, including work in process and (d) value incentive program balances, in each case, together with supporting documentation thereof as may be requested by CPC. Such supporting documentation to include, if requested by CPC, sales reports, cash receipts reports, credit and debit journals, inventory reports, accounts payable reports and accounts receivable aging reports.

Code shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

CPC has the meaning set forth in the introductory paragraph.

CPC Account means that certain bank account designated by CPC, information for which has been separately provided to Reseller.

Default has the meaning set forth in Section 11.

Default Rate has the meaning set forth in Section 9.

Documents means, collectively, this Agreement and any amendments hereto, EDI transmissions, each TS, and any other instruments or documents currently or hereafter required or contemplated hereunder.

Due Date has the meaning set forth in Section 8.

EDI has the meaning set forth in Section 8.

Educational Institution means entities that provide instructional services to individuals or education-related services to individuals and other educational institutions.

Eligible Inventory means only Inventory which satisfies the following requirements:

a.	Reseller has good, valid, and marketable title thereto, free and clear of any (i) title defect, (ii) any liens, (iii) bill of lading or other document of title, (iv) third party trademark, licensing or other proprietary rights (unless CPC is satisfied that such Inventory can be freely sold by CPC on and after the occurrence of a Default despite such third party rights), or (v) any interests of others other than Liens in favor of CPC, Liens securing the Revolving Facility Debt or Liens that are subordinated to the security interest of CPC.

b.	Reseller has actual and exclusive possession thereof (either directly or through a bailee or agent of Reseller) at one of the locations in the continental United States set forth on Exhibit A to this Agreement (or in-transit from one such location to another such location).

c.	It is financed by CPC and such financing is noted on the applicable invoice for the Inventory.

d.	It is factory sealed, unused and has not been modified.

e.	It does not consist of goods that (i) are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials; (ii) constitute spare parts, packaging and shipping materials, supplies used or consumed in Reseller’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or (iii) have been returned or rejected by Reseller’s customers.

f.	The Inventory is otherwise acceptable to CPC, in its sole discretion.

In determining the dollar amount to be so included in Eligible Inventory, Inventory shall be valued at the lower of cost or market on a basis consistent with Reseller’s historical accounting practices.

Eligible Transferee shall mean (a) any affiliate of CPC; (b) any other commercial bank or other financial institution and (c) any “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by CPC, and except as otherwise provided in Section 18(a) hereof, as to any such other commercial bank or other financial institution under clause (b), or any such accredited investor under clause (c), as approved by Reseller, such approval of Reseller not to be unreasonably withheld, conditioned or delayed and such approval to be deemed given by Reseller if no objection from Reseller is received within ten (10) Business Days after written notice of such proposed assignment has been provided by CPC; provided, that, neither Reseller nor any affiliate of Reseller shall qualify as an Eligible Transferee.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

Federal Funds Rate means, a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by CPC from three Federal Funds brokers of recognized standing selected by it.

GAAP means, at any time, generally accepted accounting principles and practices as promulgated by the American Institute of Certified Public Accountants, applied on a basis consistent with past practices.

Governmental Institution means the United States, a State, a local municipality, or any department, agency or instrumentality of same.

Indebtedness means the full principal amount of all invoices with respect to Financed Inventory related to each Advance, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Reseller to CPC, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the Other Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Reseller under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured Without limiting the generality of the foregoing, the Indebtedness of Reseller under the Documents includes the obligation to pay (i) the principal of the Advances, (ii) interest accrued on the Financed Inventory (if any), (iii) fees payable under this Agreement or any of the other Documents and (iv) indemnities and other amounts payable by the Reseller under any Documents. Any reference in this Agreement or in the Documents to Indebtedness or obligations shall include all or any portion thereof and any extensions, modifications, renewals or alterations thereof, both prior and subsequent to any insolvency proceeding.

Indemnified Claims means any and all claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, the reasonable and documented fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense), which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance connected with the Collateral or the Documents (including but not limited to (i) enforcement of the rights thereunder by any Indemnified Person or the defense of the actions of any Indemnified Person thereunder and (ii) Resellers access to or use of the Portal), excluding with respect to any Indemnified Persons, any of the foregoing directly caused by such Indemnified Person’s gross negligence or willful misconduct.

Indemnified Persons means CPC and its officers, directors, agents, employees and attorneys.

Inventory has the meaning set forth in the UCC.

Inventory Line of Credit has the meaning set forth in Section 1.

LIBOR Rate means, the rate per annum for a period equal to the one month LIBOR Rate per annum, as determined by CPC, as appearing on Reuters Screen LIBOR Page (the “Service”) as the London Interbank Offered Rate for deposits in Dollars (or on any successor or substitute page of such Service) 2 Business Days prior to the date of determination.

Liens has the meaning set forth in Section 5(a).

Loss Date has the meaning set forth in Section 8.

Organizational Documents means, relative to any entity, its certificate and articles of incorporation or organization and its by-laws, operating or partnership agreements, as applicable.

Overline has the meaning set forth in Section 2(h).

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

Payment Due Date means that date identified as the “Payment Due Date” on the TS.

Permitted Liens has the meaning set forth in Section 5(a).

Permitted Locations means, collectively, the chief executive office of Reseller together with (a) such locations identified in Exhibit A, attached hereto, and (b) such additional locations in the United States as are identified by Reseller to CPC by at least 30 days prior written notice of its intent to keep Collateral at such additional location.

Person means any individual, corporation, joint venture, partnership, trust, limited liability company, unincorporated organization or governmental entity or agency.

Portal has the meaning set forth in Section 30.

Prime Rate means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

Repurchase Agreement has the meaning set forth in Section 12.

Reseller has the meaning set forth in the introductory paragraph.

Revolving Facility Debt means all existing and future indebtedness, liabilities and obligations of Reseller evidenced by or arising under the Revolving Loan Documents.

Revolving Loan Documents mean, collectively, (a) that certain Fourth Amended and Restated Loan Agreement, dated January 19, 2016, by and among the financial institutions from time to time party thereto as lenders, WFCF, as agent for such lenders and co-lead arranger and co-bookrunner, Bank of America, N.A., as co-lead arranger and co-bookrunner and syndication agent, Reseller and certain affiliates of Reseller (as amended from time to time, the “Revolving Loan Agreement”) and (b) all agreements, documents and/or instruments executed in connection with or related to such Revolving Loan Agreement. Subject to and except as otherwise expressly provided herein, including in the Financial Covenants Amendment to Credit Agreement, all references in this Agreement to the Revolving Loan Agreement and Revolving Loan Documents shall mean the Revolving Loan Agreement and Revolving Loan Documents as amended or modified from time to time provided that, if for any reason WFCF shall not be the agent for the lenders under the Revolving Loan Documents (including as a result of the replacement, repayment or refinancing of the Revolving Facility Debt), all such references shall mean the Revolving Loan Agreement and Revolving Loan Documents as in effect as of the last day WFCF was the agent for such lenders under such Revolving Loan Documents.

Rules has the meaning set forth in Section 31.

Shipment will be deemed to have occurred, for purposes of Financed Inventory, upon shipment by the Vendor.

Subsidiary means, with respect to any person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

TS means “Transaction Statement”, which is sent by CPC to Reseller upon the financing of each item of Financed Inventory, identifying in each instance: (a) the item of Financed Inventory and (b) the Payment Due Date. Each TS shall be incorporated into this Agreement by reference.

UCC means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

Vendor Credits means all of Reseller’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Reseller from a Vendor.

Vendors has the meaning set forth in Section 1.

Wells Fargo means Wells Fargo Bank, National Association, a national banking association.

WFCF means Wells Fargo Capital Finance, LLC, in its capacity as administrative agent pursuant to the Revolving Loan Documents.

26. Irreparable Harm; Right to Injunction. Reseller acknowledges that in the event that Reseller commits any act or omission that prevents or unreasonably interferes with:

●	CPC’s exercise of the rights and privileges arising under the power of attorney granted in Section 13 of this Agreement; or

●	CPC’s perfection of or levy upon the security interest granted in the Collateral, including any seizure of any Collateral,

such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and Reseller agrees that such conduct shall constitute sufficient grounds to entitle CPC to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction, without any prior notice to Reseller.

27. Cumulative Remedies. All rights, remedies and powers granted to CPC in this Agreement, or in any other instrument or agreement given by Reseller to CPC or otherwise available to CPC in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as CPC may have. These rights may be exercised from time to time as to all or any part of the Collateral as CPC in its discretion may determine. The making of an Advance by CPC during the continuation of a Default shall not obligate CPC to make any further Advances during the continuation of such Default. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by CPC and Reseller.

28. Indemnity. Reseller hereby indemnifies and agrees to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, Reseller agrees to provide defense of any Indemnified Claim and to pay all costs and expenses of counsel selected by any Indemnified Person in respect thereof. Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section or as expressly required by law, Reseller waives all notices from any Indemnified Person. The provisions of this Section 28 shall survive the payment of the Indebtedness and the termination of this Agreement.

29. Election for Electronic Communications. When information (e.g., disclosure, notice, permission, waiver, or demand) is to be provided in writing under this Agreement, that writing may be provided by electronic means and in an electronic format. By execution of this Agreement, all of CPC and Resellers hereby consent to the use of electronic communications for this purpose. The foregoing election for electronic communications is subject to the utilization of an electronic transmission process with audit, security and authentication controls satisfactory to CPC.

Any writing (whether on paper or in electronic format) prepared by a party hereto and delivered to another party hereto as a disclosure, notice, permission, waiver, or demand pursuant to the terms of this Section 29 will be deemed materially true, correct and complete by the party providing such information and each officer or employee of the party who prepared and authenticated same, and may be legally relied upon by the party receiving such information without regard to the medium in which the record is maintained or the method of delivery or transmission.

30. Portal. CPC may, from time to time at its sole option, permit Reseller to access and use one or more internet web sites (the “Portal”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:

a. Reseller shall access and use the Portal solely through duly authorized employees of Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);

b. submission of a user name and password to access and use the Portal, constitutes Reseller’s, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Reseller’s employee duly authorized to act for and on behalf of Reseller; and

c. CPC may, from time to time at its sole option and without notice or liability,

(i). amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting) and

(ii). suspend or revoke Reseller’s and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.

31. INTENTIONALLY OMITTED

32. INTENTIONALLY OMITTED

33. JURY TRIAL WAIVER; CONSENT TO JURISDICTION. Any legal proceeding with respect to any dispute will be tried in a court of competent jurisdiction by a judge without a jury. Reseller and CPC waive any right to a jury trial in any such proceeding. Reseller hereby consents to the non-exclusive jurisdiction of any local, state or federal court located within Colorado and waives any objection which Reseller may have based on improper venue or forum non conveniens to the conduct of any action or proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it in the same manner as provided for notices to Reseller in this Agreement, and that service so made shall be deemed to be completed upon the earlier of actual receipt or 3 days after the same shall have been posted to Reseller or Reseller’s agent as set forth herein. Nothing contained in this Section shall affect the right of CPC to serve legal process in any other manner permitted by law or affect the right of CPC to bring any action or proceeding against Reseller or its property in the courts of any other jurisdiction. Reseller waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of CPC.

34. Intentionally omitted.

35. Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the internal laws (as opposed to conflicts of law provisions) of the State of Colorado, except that (a) questions as to perfection of CPC’s security interest and the effect of perfection or non-perfection and priority of CPC’s security interest shall be governed by the law which would be applicable except for this Section, and (b) the provisions of the FAA shall govern all arbitration proceedings hereunder.

36. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Reseller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Reseller: When the Reseller opens an account, if the Reseller is not an individual a financial institution will ask for the Reseller’s name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Reseller. A financial institution may also ask to see the Reseller’s legal organizational documents or other identifying documents.

[signature page(s) to follow]

THIS AGREEMENT CONTAINS JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

PCM, INC.

By:	/s/ Brandon Laverne
Name:	Brandon Laverne
Title:	CFO

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Senior Vice President

Credit Agreement

EXHIBIT A

TRADE NAME(S)/TRADE STYLES OF RESELLER

COLLATERAL LOCATIONS

1. Trade Name(s)/ Trade Styles: ______.

2. Collateral Locations:

Location Address:	Disclose whether location is owned/leased or a warehouse:	If leased, disclose name and address of property owner or landlord:	If warehoused, disclose name and address of warehouseman:
1.
2.

Credit Agreement

FINANCIAL COVENANTS AMENDMENT TO CREDIT AGREEMENT

This Financial Covenants Amendment to Credit Agreement (“Financial Covenants Amendment”) is made to that certain Credit Agreement entered into by and between PCM, INC. (“Reseller”) and CASTLE PINES CAPITAL LLC (“CPC”) on July 7, 2016, as amended (the “Agreement”).

FOR VALUE RECEIVED, CPC and Reseller agree that the following paragraphs are incorporated into the Agreement as if fully and originally set forth therein (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

1. If as of any date of determination a FCCR Triggering Event shall have occurred, Reseller shall have a Fixed Charge Coverage Ratio, calculated as of the end of the last fiscal quarter (on a trailing four-quarter basis) immediately preceding such date of determination for which financial statements have most recently been delivered pursuant to Section 7 of the Agreement, of not less than 1.0 to 1.0.

2. For purposes hereof:

“Average 30 Day Excess Availability” has the meaning ascribed to such term in the Revolving Loan Documents as in effect as of the date hereof (or as hereafter amended with the consent of CPC). Such definition is hereby incorporated herein by reference.

“Capital Expenditures” has the meaning ascribed to such term in the Revolving Loan Documents (as in effect as of the date hereof or as hereafter amended with the consent of CPC). Such definition is hereby incorporated herein by reference.

“EBITDA” has the meaning ascribed to such term in the Revolving Loan Documents (as in effect as of the date hereof or as hereafter amended with the consent of CPC). Such definition is hereby incorporated herein by reference.

“Excess Availability” has the meaning ascribed to such term in the Revolving Loan Documents (as in effect as of the date hereof or as hereafter amended with the consent of CPC). Such definition is hereby incorporated herein by reference.

“FCCR Triggering Event” shall mean that, as of any date of determination, either (a) Excess Availability is less than $10,000,000 as of such date, (b) Average 30 Day Excess Availability is less than $18,750,000 as of such date or (c) Excess Availability (without giving effect to the proviso contained in the definition thereof set forth in the Revolving Loan Documents) is less than $7,500,000 for a period of five consecutive days ending on such date of determination.

“Fixed Charges” has the meaning ascribed to such term in the Revolving Loan Documents as in effect as of the date hereof (or as hereafter amended with the consent of CPC). Such definition is hereby incorporated herein by reference.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Reseller and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges.

3. Reseller acknowledges and agrees that it is the intention of Reseller and CPC to calculate the Fixed Charge Coverage Ratio for purposes of this Financial Covenants Amendment in the same manner, and based on the same definitions and definitional components, as set forth in the Revolving Loan Documents as in effect as of the date hereof. As a result, solely for purposes of this Financial Covenants Amendment and calculation of the Fixed Charge Coverage Ratio, no amendment or modification to the above terms in the Revolving Loan Documents, or to any definitions or components within such terms in the Revolving Loan Documents, shall be effective without the written consent of CPC.

4. Reseller waives notice of CPC’s acceptance of this Financial Covenants Amendment. All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

[signature page(s) to follow]

Credit Agreement

IN WITNESS WHEREOF, Reseller and CPC have executed this Financial Covenants Amendment on the date first set forth above.

PCM, INC.

By:	/s/ Brandon Laverne
Name:	Brandon Laverne
Title:	CFO

CASTLE PINES CAPITAL LLC

By:	/s/ John Hanley
Name:	John Hanley
Title:	Senior Vice President

Credit Agreement